Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Orchid Cellmark Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Orchid Cellmark Inc. on Form S-3 (File No. 333-60582, effective May 18, 2001, File No. 333-85550, effective April 16, 2002, File No. 333-98825, effective September 9, 2002, and File No. 333-105732, effective June 5, 2003) and on Form S-8 (File No. 333-53118, effective January 3, 2001, File No. 333-76744, effective January 15, 2002, File No. 333-126227, effective June 29, 2005, and File No. 333-146002, effective September 12, 2007).

/s/ Grant Thornton LLP

New York, New York

March 16, 2009